Exhibit 99.1

Lending Club Unveils Auto Refinancing Product
Driving Savings and Simplicity for Americans’ Second-Largest Purchase

SAN FRANCISCO - October 25, 2016 - Lending Club (NYSE:LC),  the world's largest online marketplace connecting borrowers and investors, today announced the launch of an auto refinance product that gives car owners a simple solution to save money on their auto loans. The product is being launched initially to California residents with plans to expand nationally in early 2017.

The new auto refinance product leverages Lending Club's technology and expertise to help eligible consumers save money by refinancing into more affordable loans with better rates, clear terms, and no hidden fees.

"Tens of millions of Americans borrow over half a trillion dollars every year to buy cars. The practices and processes of the auto lending industry offer consumers limited options and a lack of transparency. This has created a gap between the rates consumers pay and the rates they might otherwise qualify for, unnecessarily driving up debt burdens," said Scott Sanborn, Lending Club's President and Chief Executive Officer.  "We are excited to leverage our technology and core capabilities to put thousands of dollars back in consumers' pockets."

Lending Club has become the nation's largest platform for personal loans, primarily by helping consumers gain access to lower interest rates as compared to traditional options such as high interest credit cards. Currently there is more than $1 trillion in auto debt outstanding, with just a fraction of that - $40 billion - refinanced annually. This represents huge potential for both Lending Club's platform and the millions of Americans who could save by refinancing into a more affordable product. Lending Club estimates the average APR for borrowers on new loans through Lending Club will be about 1-3% lower than their current loan, translating into an average savings of up to $1,350 over the life of the loan.1

"This is Lending Club's first offering of access to a secured loan with an overall risk and return profile that's complementary to the unsecured loans available through our platform. It's a big step in the evolution of our platform, a win for consumers, and will give our investors access to another proven asset," Sanborn said.

The new offering through Lending Club's platform is designed to educate and enable consumers to reduce the total interest they pay and/or lower their monthly payments, through a fast, automated and secure online experience. In less than a minute, consumers can check their rate online to see what they might qualify for based on their credit profile and ability to repay, as well as the make, model, mileage, and current value of their vehicle.  Lending Club makes it easy for the borrower to compare the offer through Lending Club to their existing loan, calculating the estimated monthly savings or total savings over the life of the loan. Once a borrower selects an offer, completes the application process and is approved, WebBank will issue a new loan ranging from $5,000 to $50,000, with terms ranging from 2-6 years and APRs starting at 2.49% and up to 19.99%2, and Lending Club will facilitate paying off a borrowers' existing loan. Customers can find out more about their auto refinancing options through Lending Club at lendingclub.com/apply/site/auto-refinancing.

Scott Sanborn will deliver a keynote speech about Lending Club and the new Auto Refinance offering that is available through Lending Club's platform at the Money20/20 conference in Las Vegas, Nevada today at 3:00 p.m. Pacific Time (6:00 p.m. Eastern Time).  The slides from the presentation will be available at http://ir.lendingclub.com under the Events & Presentations menu once the presentation starts.

About Lending Club

Lending Club's mission is to transform the banking system to make credit more affordable and investing more rewarding. The company's technology platform enables it to deliver innovative solutions to borrowers and investors. We operate at a lower cost than traditional bank lending programs, so we're able to pass the savings on to borrowers in the form of lower rates and to investors in the form of solid returns. Lending Club is based in San Francisco, California. More information is available at https://www.lendingclub.com. Currently only residents of the following states may invest in Lending Club notes: AL, AR, AZ, CA, CO, CT, DC, DE, FL, GA, HI, IA, ID, IL, IN, KS, KY, LA, MA, ME, MD, MI, MN, MO, MS, MT, NE, NH, NJ, NV, NY, OK, OR, RI, SC, SD, TN, TX, UT, VA, VT, WA, WI, or WY. All loans are made by federally regulated issuing bank partners.

Safe Harbor Statement

Some of the statements above are “forward-looking statements.” The words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “outlook,” “plan,” “predict,” “project,” “will,” “would” and similar expressions may identify forward-looking statements, although not all forward-looking statements contain these identifying words. Lending Club may not actually achieve the plans, intentions or expectations disclosed in forward-looking statements, and you should not place undue reliance on forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in forward-looking statements. Lending Club does not assume any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Contacts

Media Contact:
PR@lendingclub.com

For Investors:
James Samford
IR@lendingclub.com